                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)


PROSPECTUS SUPPLEMENT NO. 1439                  MARKET-MAKING TRANSACTIONS
(TO (I) PROSPECTUS DATED DECEMBER 2, 1996 AND
(II) PROSPECTUS DATED JANUARY 6, 1997, AS
SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED
JANUARY 6, 1997)



(

                           MERRILL LYNCH & CO., INC.
                    MEDIUM-TERM NOTES (NO SERIES DESIGNATED)
                          MEDIUM-TERM NOTES (SERIES B)

     This Prospectus is used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), in connection with offers and sales related to market-making transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of ML & Co., in which transactions MLPF&S acts as a principal. Such sales will be made at prices related to prevailing market prices at the time of sale.
     As of December 27, 1996, Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of the Company have been issued and are currently outstanding as follows:



    From 9 Months but less than 12 Months             N/A


    From 12 Months but less than 18 Months      5.12% to 6.15%


    From 18 Months but less than 2 Years              N/A


    From 2 Years but less than 3 Years          5.475% to 6.65%


    From 3 Years but less than 4 Years          4.65% to 7.78%


    From 4 Years but less than 5 Years          6.50% to 6.75%


    From 5 Years but less than 6 Years          6.06% to 7.09%


    From 6 Years but less than 7 Years                N/A


    From 7 Years but less than 10 Years               N/A


    10 Years or more                            6.7% to 8.125%




MLPF&S may also act as an agent for its customers in connection with other secondary market transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B).

* This reflects actual interest rates for fixed rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B). In addition, the Company has outstanding a variety of floating rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B), the interest rates of which are reset periodically depending on various indices.


Dated: January 14, 1997